Exhibit 99.1



                                  EXHIBIT 99.1

                            LETTER TO SHAREHOLDERS OF
                             SOMERSET TRUST COMPANY



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                             Somerset Trust Company
                              151 West Main Street
                          Somerset, Pennsylvania 15501



                                 March 30, 2000



To Our Shareholders:

         The Board of Directors of Somerset Trust Company cordially invites you to attend our Annual Meeting of Shareholders at 1:00 p.m., Eastern Time, on Thursday, April 20, 2000, at the Board Room at the bank's main office at 151 West Main Street, Somerset, Pennsylvania 15501.

         The principal business of this year's meeting will be to vote on a proposal to reorganize the bank into a bank holding company structure, to fix the number of bank directors to be elected at the meeting at five, to elect five new director to the bank's Board of Directors, and to ratify the Board's selection of Stokes, Kelly & Hinds, L.L.C., as the bank's independent auditors for the 2000 fiscal year.

         The Board of Directors recommends that you vote in favor of the proposal to approve and adopt a plan of reorganization and related plan of merger that will reorganize the bank as the wholly owned subsidiary of Somerset Trust Holding Company, a Pennsylvania corporation formed to become the bank's holding company. The Board of Directors believes that the formation of a bank holding company at this time is an important and necessary part of the bank's plans for the future.

         Under the proposed plan of reorganization, we will exchange each share of common stock of the bank presently held by you for four shares of common stock of Somerset Trust Holding Company. If you approve and adopt the plan of reorganization, the bank's shareholders will automatically become shareholders of the holding company. The holding company will own all of the outstanding shares of the bank.

         Therefore, your interest in the bank after the reorganization will remain essentially the same, except that it will be through the holding company. The exchange of bank common stock into holding company common stock will be tax free for federal income tax purposes.

         To facilitate the reorganization, we established an interim bank as a subsidiary of the holding company. The interim bank will merge into the bank as provided for by the plan of merger. The proposal does not involve a merger between the bank and another bank or company already in operation. After the proposed reorganization, the bank will continue its banking business substantially unchanged and under substantially the same management.


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         The Board of Directors believes that the plan of reorganization and plan of merger are in the best interests of the bank and its shareholders and urges you to vote in favor of these agreements and the reorganization they provide. The approval and adoption of the plan of reorganization and plan of merger require an affirmative vote of the holders of at least two-thirds of the outstanding shares of the bank's common stock.

         The Board of Directors also recommends that you vote in favor of the other proposals and for the five nominees for director of the bank.

         You are, of course, welcome to attend the Annual Meeting, but we understand that this may not be possible. It is important that your shares be represented and voted at the meeting whether or not you plan to attend. If enough shareholders do not return their proxies, the company may have to incur the expense of additional solicitation. To ensure your proper representation at the meeting, please take a moment to sign, date and promptly mail the enclosed proxy in the pre-addressed and stamped envelope. Even if you return a proxy, you may vote in person if you give written notice to the Secretary of the bank and attend the Annual Meeting.

         We urge you to carefully review the enclosed proxy statement/prospectus that describes the reorganization proposal in detail and which also includes information relating to the election of bank directors and other proposals. The reorganization involves elements of risk that are described under "Risk Factors" beginning on page 7.

         Again, the Board of Directors strongly recommends that you vote FOR all of the proposals. On behalf of the Board of Directors, thank you for your cooperation and continued support.

                                            Very truly yours,


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                                            G. Henry Cook, President and
                                            Chief Executive Officer


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